Exhibit 10.21

THE STREETS OF WEST CHESTER

9465 CIVIC CENTER BOULEVARD

WEST CHESTER, OHIO 45069
AGREEMENT OF PURCHASE AND SALE

This Agreement, dated as of January 28, 2014, is between, STREETS OF WEST CHESTER-PHASE II, LLC, a Delaware limited liability company, and RREEF AMERICA REIT II CORP. CCC, a Maryland corporation (collectively, “Seller”), and AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1       Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)       Real Property. That certain real property commonly known as “The Streets of West Chester,” located at 9465 Civic Center Boulevard, West Chester, Ohio, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all oil, gas and other mineral rights, development rights, air and water rights, and drilling and irrigation rights, (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land, (4) any award made or to be made after the Effective Date (as defined in Section 9.14 below), or settlement in lieu thereof, for the Property by reason of condemnation, eminent domain or exercise of police power that occurs after the Effective Date, and (5) all of Seller's right, title and interest in and to all construction, operating and reciprocal easement agreements affecting the Land or the Improvements (the "REAs") (collectively, the "Real Property");

(b)       Leases. All of the landlord’s interest in and to all of the Leases (as defined in Section 2.1(b) below) of the Real Property, including Leases entered into after the date of this Agreement as permitted by this Agreement;

(c)       Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by tenants of the Property, (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property; and

(d)       Intangible Personal Property. To the extent assignable at no material cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names, trademarks, service marks, and logos associated with the Real Property and the Improvements (specifically including the name "The Streets of West Chester", but specifically excluding the names "RREEF" and any derivatives thereof); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any copyrights and intellectual property relating to the Real Property or Improvements; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights related to the Property (but only to the extent Seller's obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3(a)(3) below); and any governmental permits, land use entitlements, variances, waivers, permits, approvals and licenses (including any pending applications) (collectively, the "Intangible Personal Property"). To the extent assignable at no material cost to Seller, Seller agrees that it shall use commercially reasonable efforts to have all non-expired warranties and guaranties relating to the Property assigned to Buyer.

Section 1.2       Purchase Price.

(a)       The purchase price of the Property is Forty Million Five Hundred Thousand Dollars ($40,500,000.00) (the “Purchase Price”).

(b)       The Purchase Price shall be paid as follows:

(1)    Within two (2) business days after the execution of this Agreement, Buyer shall deposit in escrow with Chicago Title Insurance Company, 10 S. LaSalle Street, Chicago, Illinois 60603; Attention: Linda Tyrrell (the “Title Company”) cash or other immediately available funds in the amount of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) (the “Initial Deposit”). If Buyer exercises the Extension Option as provided in Section 8.2 below, Buyer shall deposit an additional Four Hundred Twenty-Five Thousand Dollars ($425,000.00) with the Title Company within two (2) business days after Buyer’s exercise of the Extension Option (the “Additional Deposit” and together with the Initial Deposit, collectively, the “Deposit”). The Deposit is non-refundable except as otherwise explicitly provided herein.

The Deposit shall be held in an interest bearing account upon receipt of a W-9 from Buyer and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(2) below) and credited against the Purchase Price. If the sale of the Property is not consummated due to Seller’s default hereunder, OR SELLER OTHERWISE DEFAULTS IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, then Buyer may elect, as Buyer’s sole and exclusive remedy, EITHER TO: (1) terminate this Agreement and receive a refund of the Deposit, AND SELLER SHALL REIMBURSE BUYER FOR ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE PROPERTY AND THIS AGREEMENT, NOT TO EXCEED One hundred THOUSAND DOLLARS ($100,000.00) in which event neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below, or (2) enforce specific performance of this Agreement. Notwithstanding anything to the contrary contained herein, Buyer’s recoveries under Sections 1.2(B)(1), 3.2 AND 4.1(d) of this Agreement shall never exceed the aggregate amount of one hundred Thousand Dollars ($100,000.00). Buyer shall not have any other rights or remedies hereunder as a result of any default by Seller prior to Closing, and Buyer hereby waives any other such remedy as a result of a default hereunder by Seller. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IF SELLER INTENTIONALLY DEFAULTS OR FAILS TO CONVEY TITLE TO THE PROPERTY TO BUYER IN ACCORDANCE WITH THIS AGREEMENT BECAUSE SELLER CONVEYED SUCH TITLE TO A THIRD PARTY IN INTENTIONAL BREACH OF THE TERMS HEREOF, AND SPECIFIC PERFORMANCE IS NOT AVAILABLE TO BUYER, BUYER SHALL HAVE THE RIGHT TO SEEK AND ENFORCE ALL LEGAL AND EQUITABLE REMEDIES; PROVIDED, HOWEVER, THAT SELLER’S LIABILITY SHALL IN ALL CASES BE SUBJECT TO THE LIMITATIONS CONTAINED IN SECTION 9.19 HEREOF. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

INITIALS:                        SELLER ________ BUYER ________

(2)    The balance of the Purchase Price (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

(3)    At Buyer's sole election, the Deposit may be invested on behalf of Buyer; provided that any direction to the Title Company for such investment shall be expressed in writing, and also provided that the Title Company is in receipt of the taxpayer's identification number and investment forms as may be required by the Title Company. The Title Company will, upon request, furnish information concerning its procedures and fee schedules for investment. In the event that the Title Company is requested to invest deposits hereunder, the Title Company is not responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of this Agreement.

(4)    Except as to deposits of funds for which the Title Company has received express written direction concerning investment or other handling, the parties hereto direct the Title Company NOT to invest any funds deposited by the parties under the terms of this Agreement and waive any rights which they may have under Section 2-8 of the Corporate Fiduciary Act (205 ILCS 620/2-8) to receive interest on funds deposited hereunder, In the absence of an authorized direction to invest funds, the parties hereto agree that the Title Company shall be under no duty to invest or reinvest any such funds at any time held by it hereunder; and, further, that Title Company may commingle such funds with other deposits or with its own funds in the manner provided for the administration of funds under said Section 2-8 and may use any part or all of such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish Title Company’s obligation to apply the full amount of such funds in accordance with the terms of this Agreement.

(5)    The parties also hereby authorize and direct the Title Company to accept, comply with, and obey any and all writs, orders, judgments or decrees entered or issued by any court with jurisdiction, and in case the Title Company obeys or complies with any such writ, order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, by reason of such compliance, notwithstanding any such writ, order, judgment or decree being subsequently reversed, modified, annulled, set aside or vacated. In case the Title Company is made a party defendant to any suit or proceedings regarding this Agreement, the undersigned, for themselves, their successors, and assigns, jointly and severally, agree to pay to Title Company, upon written demand, all out of pocket costs, reasonable attorneys' fees, and expenses incurred with respect thereto. The Title Company shall have a lien on the Deposit for any and all such costs, fees and expenses. If said costs, fees and expenses are not paid, then the Title Company shall have the right to reimburse itself out of the Deposit.

ARTICLE II

CONDITIONS

Section 2.1       Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller has provided and, for so long as this Agreement remains in effect (but subject to the terms hereof), shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property, or shall within the Delivery Period (as defined below) deliver or make available to Buyer at Seller’s offices or at the Real Property, copies of all Due Diligence Materials (as defined in Section 2.2 below) in Seller’s possession, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property (except to the extent publicly available), (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, provided that all environmental reports shall be deemed Due Diligence Materials (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, internal appraisals, structural or physical inspection reports, and (v) any information which is the subject of a confidentiality agreement between Seller and a third party other than Leases and Service Contracts (each as defined below) (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). In the event any documents, instruments, agreements or other information (collectively, the “Excluded Information”) are excluded from the Due Diligence Materials as a result of the application by Seller of the provisions of clause (v) of Section 2.1 above, Seller hereby represents and warrants that to Seller’s knowledge (i) nothing in the Excluded Information does or could prevent Seller from performing each and all of Seller’s obligations under this Agreement in accordance with the terms of this Agreement and (ii) no document, instrument or agreement constituting part of the Excluded Information does or will encumber the Property or create any obligation or restriction that would be applicable to the Property or the ownership or operation thereof by Buyer. The “Delivery Period” shall mean the period which ends five (5) days after the Effective Date. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof:

(a)      Title to the Property and survey matters in accordance with Article IV below.

(b)      The Due Diligence Materials, including, but not limited to, all tenant leases, any guaranties thereof and any other occupancy agreements, and all amendments and modifications thereof (collectively, the “Leases”) affecting the Property, including all Leases identified on Exhibit B attached hereto, and of all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases (collectively, the “Service Contracts”).

(c)      The physical condition of the Property.

(d)      The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property and the environmental condition of the Property.

(e)      The tenant correspondence files, operating statements and books and records pertaining to the operation of the Property in each case for each of the three (3) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f)       Any other matters Buyer deems relevant to the Property.

Section 2.2       Contingency Period.

Buyer shall have until March 4, 2014 (such period being referred to herein as the “Contingency Period”) to review and approve only the matters described in Sections 2.1(a)-(f) above (subject to the provisions of Section 4.1 below as to title and survey matters) in Buyer’s sole discretion. If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing (the “Approval Notice”), in which case Buyer shall be deemed to have approved all of the matters described in Sections 2.1(a)-(f) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, Leases, reports and other items and materials related to the Property prepared by or on behalf of Seller (collectively, the “Due Diligence Materials”), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer gives written notice to Seller that Buyer has elected to terminate this Agreement, or if Buyer fails to give Seller the Approval Notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be immediately returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. Concurrently with the execution of this Agreement, Buyer has delivered to the Title Company the sum of One Hundred and No/100 Dollars ($100.00) (such $100.00 being referred to herein as the "Independent Consideration"), which amount shall be delivered to Seller as valuable consideration for the Contingency Period described above and the execution of this Agreement by Seller.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1       Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), and matters contained in the Due Diligence Materials, each Seller hereby makes the following representations and warranties as to itself (but not with respect to the other Seller) and with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a)       Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b)       Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c)       (i) This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer or the Title Company at Closing will be, duly authorized, executed and delivered by Seller, and (ii) this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or, to the best of Seller’s knowledge, the Property is subject.

(d)       The only Leases in force for the Property are set forth in the tenant list (the "Tenant List") attached hereto as Exhibit B and made a part hereof and Seller has received no written notice of any default by Seller with respect to such Leases which has not been cured. Each of the Leases in the Due Diligence Materials are true and correct copies of the applicable Lease.

(e)       To the best of Seller's knowledge, the only Service Contracts in effect for the Property are set forth in a list of Service Contracts attached hereto as Exhibit G and made a part hereof. All amounts due and payable by Seller under the REAs and Service Contracts have been paid and Seller has not received written notice of default under any of the REAs or any of the Service Contracts.

(f)       To the best of Seller’s knowledge, there is no litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending or threatened with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage and which is disclosed on Schedule 1.

(g)       To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

(h)      To the best of Seller’s knowledge, all of the Due Diligence Materials delivered or made available by Seller to Buyer in connection with the Property are true and complete copies of such items in Seller’s possession which are used by Seller in the operation of the Property.

(i)       Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.

(j)       Seller has not received any written notices of violations of any applicable ordinances, regulations, or other laws with respect to the Property (including, without limitation, any Environmental Law), and, to the best of Seller's knowledge, no such violations currently exist.

(k)       Seller is not, and shall not become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign

Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, threaten to Commit, or Support Terrorism), or other governmental action (such person sand entities being "Prohibited Persons").

(l)       To the best of Seller’s knowledge, on the Closing Date, there will be no contracts for the management of the Premises, or any contracts, collective bargaining agreements or commitments of any kind with any employees of the Seller or with any labor organization which will be binding on or create any obligations upon the Property, or upon Buyer.

(m)     Seller is not a “plan” which is subject to nor a “fiduciary” of any such “plan” nor an entity a holding “plan assets” of any such “plan” (as those terms are defined under ERISA (as defined below)) nor an entity whose assets are deemed to be “plan assets” under ERISA. Buyer shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or if Seller’s representation is found to be false or misleading in any respect. As used herein, the term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service.

(n)      To the best of Seller’s knowledge, Seller has not received any written notice of any governmental action, proceeding, litigation or investigation pending or threatened against Seller or the Property, that arises out of Seller’s ownership of the Property.

(o)       There are no options to purchase or rights of first refusal affecting or relating to the Property (other than possible rights of first refusal for tenant expansion space as may be contained in any Lease).

(p)       Except as may otherwise be disclosed by Seller to Buyer as part of the Due Diligence Materials to be supplied by Seller to Buyer, no construction agreements, contracts or plans or any agreements, contract or plans relating to any capital expenditures or repairs relating to the Property have been entered into on behalf of Seller that remain to be completed. Seller has not entered into any undertakings or commitments with any governmental authority which require the payment of money or the performance of any duty in connection with the ownership of the Property. Seller has not received any written notice from any governmental authority having jurisdiction over the Property or from any other person of and, to Seller's knowledge, there does not exist any other obligation to any such governmental authority for the performance of any capital improvements or other work to be performed by Seller in or about the Property or donations of monies or land (other than general real estate taxes) which has not been completely performed and paid for.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2       No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or is currently a matter of public record, or is otherwise discovered by Buyer before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with tenants, property managers or any other person. If Buyer first obtains knowledge of any Exception Matter after the Effective Date and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials or the Disclosure Items, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five (5) business days following Buyer’s discovery of such Exception Matter or (b) the Closing, whichever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Notwithstanding anything to the contrary contained herein, if an Exception Matter arises out of an intentional breach of this Agreement by Seller (including, without limitation, an intentional breach by Seller of a representation and warranty of Seller set forth in this Agreement), the Deposit shall be returned to Buyer and Seller shall reimburse Buyer for all of Buyer’s reasonable out-of-pocket costs and expenses in connection with this Agreement and the Property, not to exceed One Hundred Thousand Dollars ($100,000.00). Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. Buyer’s failure to give notice within five (5) business days after it has obtained knowledge of an Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below).

Section 3.3       Survival of Seller’s Representations and Warranties of Sale.

The representations and warranties of Seller contained herein in any Other Documents shall survive for a period of nine (9) months after the Closing. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4       Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Jim Toney and Kelly Shiffer, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5       Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)       This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b)       Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c)       Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d)       Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.

(e)       Buyer is not a “plan” which is subject to nor a “fiduciary” of any such “plan” nor an entity a holding “plan assets” of any such “plan” (as those terms are defined under ERISA) nor an entity whose assets are deemed to be “plan assets” under ERISA. Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or if Buyer’s representation is found to be false or misleading in any respect.

(f)       Other than Seller’s Broker (as defined in Section 6.1 below) and other than consultants contacted by Buyer ("Buyer's Consultants") (which Buyer shall be obligated to pay and which Seller shall have no obligation to pay), Buyer has had no contact with any broker or finder with respect to the Property.

(g)      To Buyer's knowledge, Buyer is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Buyer and all beneficial owners of Buyer, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the OFAC and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither Buyer nor, to Buyer’s knowledge, any beneficial owner of Buyer:

(1)      is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2)      has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(3)      is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(4)      shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person who is or whose beneficial owners are listed on the Lists.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing for a period of nine (9) months.

Section 3.6       Buyer’s Independent Investigation.

(a)       By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property as of the end of the Contingency Period, either independently or through agents of Buyer’s choosing, including, without limitation:

(1)      All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2)      The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3)      Any easements and/or access rights affecting the Property.

(4)      The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.

(5)      The Service Contracts and any other documents or agreements of significance affecting the Property.

(6)      All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials.

(b)      Except as expressly stated in this Agreement and in the documents to be delivered by Seller to Buyer at the Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated in this Agreement. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) unless explicitly required to be delivered as a Due Diligence Material pursuant to this Agreement, the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

(c)      EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND

WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (xii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter occurs which would cause any representation or warranty of Seller in this Agreement to be untrue or misleading, or would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement.

Section 3.7       Release.

Without limiting the above, and subject to the representations and warranties of Seller contained in Section 3.1 hereof, and subject to Seller’s other express representations, warranties or covenants in this Agreement and in the documents to be delivered by Seller to Buyer at the Closing, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.

Section 3.8       Survival.

The provisions of this Article III shall survive the Closing, subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1       Conditions of Title.

(a)      Upon execution of this Agreement, Seller shall order an updated preliminary title report or commitment (the “Title Report”) from the Title Company, which shall be delivered to Buyer, together with copies of all underlying documents relating to title exceptions referred to therein, promptly upon Seller’s receipt thereof, but in no event later than ten (10) days after the Effective Date. Seller shall also furnish to Buyer within the Delivery Period any existing survey of the Property in Seller’s possession. Seller shall cause to be prepared and delivered to Buyer a survey of the Property (the “Survey”) prepared and certified to the Title Company, Buyer and Seller as to all matters shown thereon by a surveyor licensed in the state where the Land is located and otherwise acceptable to Buyer, which Survey shall be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, and includes Items 1, 2, 3, 4, 6(a), 7(a), 7(b)(1), 7(c), 8, 9, 11(a), 13, 14, 16, 17, 18, 19, 20(a) and 21 of Table A thereof (the “Approved Table A Items”).

(b)       Within five (5) business days after Buyer’s receipt of the Title Report and Survey (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”). Within two (2) business days after Buyer’s receipt of the Title Report and Survey, Buyer shall give Seller written notice that it has received such items, and such notice shall state the date that shall be deemed to be the Title Review Date pursuant to the preceding sentence. In the event the Title Company amends or updates the Title Report after the Title Review Date, which includes copies of any new title exceptions or modifications to existing title exceptions (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

(c)       If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure by written notice to Buyer delivered no later than the date that is ten (10) days prior to the Closing Date. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all of the following matters or items on or prior to the Closing (i)  monetary liens voluntarily placed on the Property by Seller, including, without limitation, the liens of any deeds of trust or other loan documents secured by the Property, (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent as of the Closing Date, (iii) matters that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof, and (iv) third-party mechanics’ liens encumbering the Property and arising out of contracts between Seller and a contractor. At the Closing, Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens.

(d)       If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer's Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller on or before the later to occur of (1) the date of expiration of the Contingency Period and (2) the date that is three (3) business days after (as applicable) (i) its receipt of Seller's Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller's Response Period if Seller does not deliver a Seller's Response or (iii) Seller's failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller's Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become "Conditions of Title" under Section 4.1(e). Notwithstanding the foregoing, if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, Seller shall reimburse Buyer for all reasonable out-of-pocket costs in connection with this Agreement and its evaluation of the Property, not to exceed One Hundred Thousand Dollars ($100,000.00). If the Closing is not consummated for any reason other than (i) Seller's default hereunder or (ii) a termination of this Agreement by Buyer pursuant to a right to do so expressly provided in this Agreement, Buyer shall be responsible for any title or escrow cancellation charges; in all other cases, Seller shall be responsible for any title or escrow cancellation charges.

(e)       At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:

(1)       Interests of tenants in possession under the Leases;

(2)       Matters created by or with the written consent of Buyer;

(3)       Non-delinquent liens for real estate taxes and assessments; and

(4)       Any exceptions disclosed by the Title Report, any Title Report Update and/or the Survey which are approved or deemed approved by Buyer in accordance with this Article IV above.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that, subject to warranties contained in the Deed and Seller’s other representations, warranties and covenants herein, Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2       Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue to Buyer, at Closing, its Owner’s Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject only to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs for all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an affidavit as to the existing tenants of the Property, parties in possession, debts and liens and any ongoing construction work at the Property.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1       Minor Loss.

Except as set forth in Section 5.2 below, Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property (which includes any conveyance in lieu of condemnation), provided that: (a) the cost to repair any such damage or destruction does not exceed Two Million Dollars ($2,000,000.00) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer and no tenant of the Property shall have a right to terminate its Lease pursuant to the terms thereof, and in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as defined in Section 5.2 below) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any reasonable, out-of-pocket sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the insurance proceeds or condemnation awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer at the Closing, except to the extent needed to reimburse Seller for reasonable, out-of-pocket sums expended to collect such proceeds or awards or to repair or restore the Property (to the extent such repairs and/or restoration have been approved by Buyer, as provided above), Seller shall credit the Purchase Price for any insurance deductible, and Seller shall retain the rights to such proceeds and awards to the extent of any reimbursement to which Seller is entitled as provided above.

Section 5.2       Major Loss.

If the cost to repair the damage or destruction as specified above exceeds Two Million Dollars ($2,000,000.00) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer, or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within ten (10) days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller within such ten (10) day period, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer fails to terminate this Agreement in accordance with the preceding sentence, Buyer shall be deemed to elect to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the insurance proceeds or condemnation awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for reasonable, out-of-pocket sums expended to collect such proceeds or awards or to repair or restore the Property (to the extent such repairs and/or restoration have been approved by Buyer, as provided above), Seller shall credit Buyer for the insurance deductible at the Closing, and Seller shall retain the rights to such proceeds and awards to the extent of any reimbursement to which Seller is entitled as provided above. A condemnation shall be deemed material if (i) any portion of any net rentable area of the Property or any parking is taken which would cause the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, (ii) the existing access to the Property is materially and adversely affected, permanently, or (iii) the condemnation is such that one or more tenants under Leases have the right to terminate their respective Leases.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1       Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction on behalf of the representing party except for (i) May Center Advisors LLC (“Seller’s Broker”) and (ii) Buyer's Consultants. At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker. Buyer shall pay any commissions or fees owed to Buyer's Consultants pursuant to a separate agreement between Buyer and Buyer's Consultants. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2       Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1       Buyer’s Approval of New Leases and Agreements Affecting the Property.

Between the Effective Date and the Closing, Seller shall not enter into any new Lease or other agreement affecting the Property, or modify, terminate or renew any existing Lease or other agreement affecting the Property, or waive any covenant or other obligation under any existing Lease or other agreement affecting the Property, which will, in any case, be binding on the Property or the owner of the Property after Closing, except as required under any Lease, without first obtaining Buyer’s approval of the proposed action. Between the Effective Date and the Closing, Seller shall notify Buyer of any request for consent under any existing Lease, and Seller shall not grant any consent under any existing Lease, except as required by the applicable Lease without first obtaining Buyer’s approval. In any such case, Buyer shall specify in detail the reasons for its disapproval of any such proposed action. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within five (5) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval. Any new Lease or other agreement or amendment shall be on Seller’s standard forms for such documents. Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer’s approval.

Section 7.2       Tenant Improvement Costs, Leasing Commissions and Concessions.

With respect to any new Lease or Lease modification entered into by Seller in accordance with the provisions of Section 7.1 above, between the Effective Date and the Closing Date, and with respect to any renewal or extension of any Lease, whether through the exercise of an option or otherwise, occurring between such date and the Closing Date, all tenant improvement work, leasing commissions, or grants of any free rent period or other concessions shall be the obligation of Buyer. In the event the transaction contemplated by this Agreement is consummated as provided herein, Buyer shall reimburse Seller for all such costs incurred by Seller to the extent Buyer is obligated therefor pursuant to the provisions hereof. Pursuant to the Assignment of Leases (as defined below), Buyer shall assume any then outstanding obligations with respect to such tenant improvements, leasing commissions and concessions. To the extent at Closing there are any unpaid tenant improvement allowances or brokers' commissions for Leases entered into prior to the Effective Date ("Unpaid TI/LC"), Seller shall credit Buyer the estimated amount of Unpaid TI/LC at Closing, and Buyer shall thereafter be obligated to pay directly to the applicable parties the applicable amounts from the Unpaid TI/LC credited to Buyer. To the extent the credit provided to Buyer at Closing for any Unpaid TI/LC shall be less than the actual amount of such Unpaid TI/LC, Seller shall be obligated to pay Buyer the difference promptly following the final determination of the Unpaid TI/LC. To the extent the credit provided to Buyer at Closing for any Unpaid TI/LC is more than the actual amount of such Unpaid TI/LC, Buyer shall be obligated to pay Seller the difference promptly following the final determination of the Unpaid TI/LC. The provisions of this Section shall survive the Closing.

Section 7.3       Tenant Notices.

At the Closing, Seller shall furnish Buyer with a signed, “form” notice letter to be given to each tenant of the Property. The notice shall disclose that the Property has been sold to Buyer, that, from and after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for all the tenant’s security deposit. The form of the notice shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing. This provision shall expressly survive Closing.

Section 7.4	Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller reasonably deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. In addition, from the Effective Date until the Closing or sooner termination of this Agreement, Seller covenants as follows: (a) Seller will continue to maintain the Property in its present order and condition, making all necessary repairs and replacements thereto required to be made by Seller (including curing any governmental violations issued prior to the Effective Date ("Existing Violations") by any governmental authority) so as to deliver the Property at the Closing in substantially the same condition as existed on the Effective Date, reasonable wear and tear and damage by fire or other casualty excepted, except as otherwise set forth in this Agreement; (b) Seller will give prompt written notice to Buyer of any fire or other casualty affecting the Property after the Effective Date; (c) Seller will deliver to Buyer, promptly after receipt by Seller, a copy of (i) all current written default and other material notices to and from tenants; (ii) all current written default and other material notices from the service providers under any Service Contracts; and (iii) all written notices of any violations issued to Seller by governmental authorities with respect to the Property and any other material notices received from any governmental authority with respect to the Property; (d) Seller shall use commercially reasonable efforts to maintain in full force and effect the existing governmental and other permits, approvals, waivers, consents and land use entitlements, and timely apply for renewals of all such permits, approvals, waivers, consents and land use entitlements which will expire before the Closing; (e) Seller shall perform its obligations under all Leases, REAs and Service Contracts; and (f) Seller shall promptly notify Buyer if Seller receives notice or knowledge of any information that would result in a misrepresentation under Section 3.1 above.

Section 7.5       Service Contracts.

Within three (3) business days prior to the expiration of the Contingency Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service

Contracts Buyer requests be terminated at Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee or other cost to Seller. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing. Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements with respect to the Property. Seller shall not enter into any new Service Contracts after the date hereof that cannot be terminated, without penalty or cost, on thirty (30) days notice.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1       Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2       Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on April 3, 2014, and before 2:30 p.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Initial Closing Date”); provided, however, that Buyer may extend the date for Closing for an additional fifteen (15) calendar days the “Extension Option”) upon the satisfaction of each of the following conditions: (i) Seller shall have received, not less than two (2) business days prior to the Initial Closing Date, Buyer’s written notice to Seller of such intention to extend the date for Closing, and (ii) not less than one day prior to the Initial Closing Date, the Title Company shall have received the Additional Deposit (each an “Extension Option Condition”). If any Extension Option Condition is not satisfied as of date upon which the performance of such condition is required, Closing shall occur on the Initial Closing Date. Except as expressly provided herein, such date and time may not be further extended without the prior written approval of both Seller and Buyer. The date upon which the Closing hereunder is to occur (as determined pursuant to the terms of this Section 8.2) shall be referred to in this Agreement as the “Closing Date”.

Section 8.3       Deposit of Documents.

(a)       At or before the Closing, Seller shall deposit into escrow the following items:

(1)      the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject only to the Conditions of Title. Buyer may elect to cause Seller to deliver multiple deeds to one or more nominees as elected by Buyer;

(2)      four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”) conveying the Tangible Personal Property to Buyer;

(3)      four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Seller shall assign and Buyer shall assume all of Seller’s obligations under the Leases and Service Contracts (the “Assignment of Leases”), and;

(4)      an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(b)      At or before Closing, Buyer shall deposit into escrow the following items:

(1)      immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any, and subject to the adjustments and prorations set forth in this Agreement) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2)      four (4) duly executed counterparts of the Bill of Sale; and

(3)      four (4) duly executed counterparts of the Assignment of Leases.

(c)      Seller and Buyer shall each execute and deposit a separate closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d)      On or prior to the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Leases to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession together with an affidavit from Seller as to such copies being true and complete copies of the applicable Lease(s), copies of the tenant correspondence files (for the three (3) most recent years of Seller’s ownership of the Property only and the current year), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 8.4       Estoppel Certificates.

(a)       Seller shall use commercially reasonable efforts to obtain estoppel certificates from each tenant of the Property substantially in the form attached hereto as Exhibit F or, if a tenant’s lease requires a different form, in the form required by the tenant’s lease. Estoppel certificates that are (1) dated not more than thirty (30) days prior to the Closing Date, (2) materially complete and (3) do not indicate any material and adverse claim or landlord or tenant default (items (1)-(3) being collectively referred to as the “Estoppel Requirements”) are herein referred to as the “Tenant Executed Estoppels”. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the date that is three (3) business days prior to the Closing Date, Seller provides to Buyer Tenant Executed Estoppels from tenants occupying at least ninety percent (90%) of the area of the Property actually rented to Tenants, including Tenant Executed Estoppels from all of the Major Tenants (as defined below) (collectively, the “Estoppel Threshold”). “Major Tenants” shall be deemed to mean and refer to Rave Motion Pictures, LLC (AMC), Barnes & Noble Booksellers, Jill Acquisition LLC, AnnTaylor Retail, Inc., Cameron Mitchell Rest. LLC, Jos A Bank Clothier, Inc and Bravo Development, Inc. Seller shall provide to Buyer true and correct copies of all estoppel certificates received by Seller as and when received by Seller. If any estoppel certificate discloses any Lease documents (including amendments to a Lease) not previously delivered to Buyer or available to Buyer in the diligence datasite for the transaction as of the Effective Date (each an “Undelivered Document”), and such Undelivered Document creates a material adverse change in the term, revenue or substantive tenant rights under such Lease, Buyer shall have the right, within five (5) business days after receipt of such Undelivered Document to object to such provision by written notice to Seller. Seller may, upon written notice to Buyer within five (5) business days following receipt of such written objection from Buyer, elect to cure such objection and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any such written notice, Seller shall be deemed to have elected not to attempt to cure any such matters. If Seller elects (or is deemed to have elected) not to attempt to cure any objections raised in any Buyer’s notice timely delivered by Buyer to Seller, or if Seller notifies Buyer that it elects to attempt to cure any such objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s response stating that Seller will not attempt to cure any such objection or (ii) the expiration of Seller’s response period if Seller does not deliver a response to Buyer within five business days, or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any objection which Seller has previously elected to attempt to cure pursuant to Seller’s written response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.

(b)       If Seller is unable to obtain and deliver sufficient tenant estoppel certificates as required under Section 8.4(a), then Seller will not be in default by reason thereof, and Seller may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 below. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

(c)       In addition to the foregoing, Buyer will prepare and send to Seller completed subordination, non-disturbance and attornment agreements (the "SNDAs"). Seller agrees to deliver the completed SNDAs to the tenants under the Leases upon receipt thereof from Buyer. Further, Seller agrees that Buyer and Buyer's lender shall have the right to deal directly with the tenants under the Leases in negotiating and obtaining the execution of the SNDAs.

(d)       Seller shall use commercially reasonable efforts to obtain and deliver to Buyer estoppel certificates from all parties to any REAs confirming there are no defaults by any party under the REAs and further confirming the amount of any assessments payable under the REAs and the dates to which such assessments have been paid.

Section 8.5       Prorations.

(a)       Rents, including, without limitation, base rents, minimum guaranteed rents, percentage rents, if any, and any additional charges and expenses payable by tenants under Leases, all as and when actually collected; real property taxes and assessments; water, sewer and utility charges (if not separately metered and paid by tenants); amounts payable under any Service Contracts that survive Closing or other agreements or documents that survive Closing; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property, shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year. Buyer shall reimburse Seller for the tenant improvement costs, leasing commissions, legal fees and other expenses, and free rent and other concessions, as and to the extent provided in Section 7.2. Delinquent rents or other delinquent sums that are due pursuant to the terms of the Leases shall not be prorated. Any prepaid rents attributable to periods from and after the Closing Date shall be transferred to Buyer either directly or by way of a credit against the Purchase Price in favor of Buyer.

All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a). If a tenant shall specifically designate a payment as being attributable to, or if it is readily ascertainable that a payment received from a tenant is attributable to, a specific period of time or for a specific purpose, including, without limitation, for operating expenses or real estate tax payments which were not paid or were underpaid by such tenant or for reimbursement for work performed by Seller on the tenant's premises, such payment shall be so applied. If there is no such designation or if not so readily ascertainable, any payment received from a tenant after Closing shall be deemed a payment of rent and other sums due after the Closing until the tenant is current on rents and sums due under the applicable Lease on or after the Closing, and then such payments shall be applied to rents and other sums owing for the month in which the Closing occurs, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing. Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller for a period of six (6) months after Closing. Seller retains the right to collect any such rents and other sums from tenants after Closing; provided, however, that Seller shall have no right to terminate a Lease, cause any such tenant to be evicted or to exercise any other landlord remedy against such tenant. Without limiting the generality of the immediately preceding sentence, in no event shall Seller commence any legal proceedings against any tenant after the Closing with respect to any matter relating to a Lease.

Reconciliations of taxes, insurance charges and other expenses owed by tenants under Leases for the calendar year (or fiscal year if different from the calendar year) in which the Closing occurs shall be prepared by Buyer with the cooperation of Seller within one hundred eighty (180) days following the end of such year in accordance with the requirements set forth in the Leases and as provided in this Section 8.5(a). For those Leases in which tenants pay a proportionate share of taxes, insurance charges or other expenses over a base year amount or expense stop, the proration between the parties of the income received from tenants over such base year amount or expense stop shall be calculated based on the total amount of such expenses for the Property incurred by both Seller and Buyer for the entire calendar (or, if applicable, fiscal) year, rather than on the amount of such expenses actually incurred by each party for such year, in order to enable the parties to determine if the base year amount or expense stop for such year is exceeded. Such income as so calculated shall be prorated between the parties based on the number of days each party owned the Property during such year and otherwise in accordance with this Section 8.5(a). By way of illustration but without limiting the foregoing, if: (i) the Closing occurred on June 1, 2013, (ii) during Seller’s period of ownership of the Property during the year 2013 (151 days), Seller incurred expenses of $450,000, (iii) during Buyer’s period of ownership of the Property during the year 2013 (214 days), Buyer incurred expenses of $500,000, (iv) total expenses for such year recovered from tenants under Leases is $400,000 (e.g., $950,000 total expenses minus a total base year amount of $550,000), then Seller would be entitled to $165,479.45 of such income ($400,000/365 days = $1,095.89 per diem multiplied by 151 days) and Buyer would be entitled to $234,520.55 of such income ($1,095.89 per diem multiplied by 214 days), regardless of the actual amount of expenses actually incurred by each party (which would have instead resulted in Seller receiving $189,473.68 of such income and Buyer receiving $210,526.32 of such income). For Leases which do not have a base year amount or expense stop, the proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property, and otherwise in accordance with this Section 8.5(a).

The amount of any cash security deposits received by Seller under Leases (and not otherwise forfeited by a tenant in accordance with the terms of a Lease) shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property to the extent Buyer receives the benefit of such deposits. Buyer shall cause all utilities to be transferred into Buyer's name and account at the time of Closing. Seller shall cause all non-cash security deposits in the form of letters of credit to be transferred to Buyer at the time of Closing.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amounts have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

(b)       Seller shall pay the base premium for the Title Policy and Buyer shall pay the costs for all endorsements to the Title Policy requested by Buyer (including but not limited to any extended coverage, whether by endorsement or deletion of exception), and the costs of deleting any "Survey Exception" from the Title Policy. The costs of the Survey with the Approved Table A Items, ordered in accordance with Section 4.1(a) hereof, shall be paid by Seller upon Closing. The costs of any additional Table A items that are requested by Buyer or Buyer’s lender and are not Approved Table A Items shall be the responsibility of Buyer. One-half of all escrow and closing fees shall be paid by Seller at Closing. Buyer shall pay: (i) one-half of all escrow or closing fees; and (ii) all recording charges incident to the recording of the deed for the Real Property at Closing. All sale and transfer taxes and similar taxes and fees imposed upon the transfer of the Property by applicable law shall be prorated in a customary manner. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

(c)      Any percentage rent for the rental periods including Closing shall be prorated upon receipt, based upon the tenant’s sales for the portion of the lease year allocable to Seller’s and Buyer’s respective ownership of the Property.

(d)       The provisions of this Section 8.5 shall survive the Closing.

Section 8.6  Conditions to Buyer's Obligation to Close. The obligations of Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions ("Buyer’s Conditions"), any of which may be waived by Buyer in its sole and absolute discretion:

(a)       The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein and Seller shall have delivered to Buyer or deposited into escrow all of the closing documents required pursuant to Section 8.3 hereof.

(b)       Buyer's receipt of the required Tenant Executed Estoppels.

(c)      An unconditional and irrevocable agreement by the Title Company to issue the Title Policy (subject to payment of required title premiums).

(d)      Delivery of possession of the Property to Buyer on the Closing Date subject only to the Conditions of Title and to the rights of the tenants under the Leases, as tenants only.

(e)      As of the Closing Date, no Major Tenant shall have (a) filed a petition in bankruptcy, (b) been adjudicated insolvent or bankrupt, (c) petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, (d) commenced any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (e) become the subject of an involuntary bankruptcy petition, (f) vacated its leased premises, or (g) had its Lease terminated. There shall not have been commenced and be pending against any Major Tenant any proceeding of the nature described in the first sentence of this subparagraph. No order for relief shall have been entered with respect to any Major Tenant under the Federal Bankruptcy Code.

(f)       Delivery to Buyer of evidence that any existing management agreement and/or leasing agreement entered into by Seller with respect to the Property has been terminated or will be terminated as of the Closing Date.

In the event any of the Buyer's Conditions shall not be satisfied as of the Closing Date, Buyer shall have the right to terminate this Agreement by giving written notice to Seller and receive a return of the Deposit and any amount owing under Section 16.2 hereof, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination. If Buyer fails to terminate this Agreement on the Closing Date, all of the Buyer’s Conditions shall be deemed satisfied or waived by Buyer, and Buyer shall be obligated to perform its obligations under this Agreement or shall be deemed to be in default hereunder.

Section 8.7       Counterparty Agreement.

Buyer shall, within five (5) days of the execution of this Agreement, complete, execute and deliver to Seller, the Counterparty Identification Form attached hereto as Exhibit H and made a part hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1       Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	American Realty Capital IV, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention: Michael Weil
Fax No.: (857) 207-3397

with a copy to:	American Realty Capital IV, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention: Jesse Galloway and Jeremy Eichel
Fax No.: (646) 861-7751
E-mail: jgalloway@arlcap.com
E-mail: jeichel@arlcap.com

with a copy to:	Retail Centers of America
2000 McKinney Avenue, Suite 1000
Dallas, Texas 75201
Attention: Robert Dozier and Steve Seitz
Fax No.: (214) 740-3313
E-mail: rdozier@lpc.com
E-mail: sseitz@lpc.com

with a copy to:	Condon Thornton Sladek Harrell PLLC
8080 Park Lane, Suite 700
Dallas, Texas 75231
Attention: William L. Sladek
Fax No.: (214) 691-6311
E-mail: bsladek@ctshlaw.com

To Seller:	RREEF America REIT II Corp. CCC
c/o RREEF America L.L.C.
222 South Riverside Plaza
Chicago, Illinois 60606
Attention: James Toney
Fax No.: (312) 266-9346
Email: jim.toney@db.com

To Seller:	Streets of West Chester-Phase II, LLC
c/o RREEF America L.L.C.
222 South Riverside Plaza
Chicago, Illinois 60606
Attention: James Toney
Fax No.: (312) 266-9346
Email: jim.toney@db.com

with a copy to:	Sidley Austin LLP
One South Dearborn St.
Chicago, Illinois 60603
Attention: Philip C. Spahn
Fax No.: (312) 853-7036
Email: pspahn@sidley.com

or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice send by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2       Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3       Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site invasive testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s reasonable discretion, the proposed testing within two (2) business days after receipt of such notice. If Seller fails to respond within such two (2) business day period, Seller shall be deemed to have approved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property, provided that the lack of availability of a representative of Seller shall not prevent or delay any testing, inspection or review by Buyer. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any third-party prepared reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority (other than with respect to obtaining confirmation of current factual information, such as zoning verification) without first obtaining the prior written consent of Seller thereto in Seller’s reasonable discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority and present at any meeting by Buyer with a governmental authority. From and after the Effective Date, Buyer shall have the right to conduct tenant interviews. Buyer shall notify Seller of those tenants which Buyer intends to interview prior to actually conducting the interview(s). Buyer shall permit Seller or its representative to be present to observe any tenant interview, provided that the lack of availability of a representative of Seller shall not prevent or delay any tenant interview. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to the negligence or willful misconduct of Buyer or any of Buyer’s agent, employees or contractors during any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property arising out of or related to the negligence or willful misconduct of Buyer or Buyer’s agents, employees or contractors; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition, and further provided that Buyer shall not be liable to Seller for any costs, damages, liabilities, losses, expenses, liens or claims arising directly as a result of the negligence or willful misconduct of Seller or Seller’s agents, employees or contractors. The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4       Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5       Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6       Assignment.

Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign its rights and obligations under this Agreement to any entity or entities that is or are controlled by, controlling or under common control with Buyer (a “Buyer Affiliate”). Further, Buyer is entering into this Agreement for and on behalf of ARC SWWCHOH001, LLC and ARHC SWWCHOH001 TRS, LLC (collectively, “Approved Assignee”) and intends, and shall have the right, to assign its rights under this Agreement to Approved Assignee prior to Closing. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment, including, without limitation any assignment to a Buyer Affiliate. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsection 3.5(e) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument reasonably acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this

Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located.

Section 9.9       Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party except as specifically permitted herein. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property (i) to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer in connection with its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential, (ii) to the extent Buyer is required to disclose the same pursuant to a court order, applicable laws (including making such public statements or filings as may be required under any regulations of the U.S. Securities and Exchange Commission applicable to Buyer or its affiliates or as may be otherwise advised by counsel to Buyer), and (iii) to the extent necessary to disclose in the context of a legal dispute between Purchaser and Seller. If Buyer acquires the Property from Seller, both Seller and Buyer shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or any of the economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other non-proprietary and non-privileged documents and copies delivered to Buyer by or on behalf of Seller in connection with the purchase of the Property hereunder.

Section 9.10     Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11     Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property and assets of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties other than Seller.

Section 9.12     Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13     No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14     Drafts Not an Offer to Enter Into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission) (the “Effective Date”).

Section 9.15     [Intentionally Omitted].

Section 9.16     No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17     No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties.

Section 9.18    SEC S-X 3-14 Audit.

Seller understands that Buyer is subject to the reporting requirements of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and Rule 3-14 of Regulation S-X. In order to enable Buyer to comply with such reporting requirements, Seller agrees to provide Buyer and its representatives all information required for Purchaser to comply with Rule 3-14 (as reasonably determined by Buyer's counsel) including, but not limited to, if applicable, Seller's most current financial statements (including income statements and balance sheets) relating to the financial operation of the Project for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request and, to the extent required under such Rule 3-14, support for certain operating revenues and expenses specific to the Property, including general ledger detail, accounts receivable analysis, budget to actual analysis and copies of bills and invoices. Within five (5) business days following a written request from Buyer, Seller shall provide a letter to Purchaser's auditors in substantially the form attached hereto as Exhibit I. Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. This Section 9.18 shall survive Closing.

Section 9.19    Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale and the Assignment of Leases (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed an amount equal to One Million Dollars ($1,000,000.00); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

Section 9.20    Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.21    Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

[signature page follows]

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	STREETS OF WEST CHESTER-PHASE II, LLC,
a Delaware limited liability company

By: RREEF America REIT II Corp. JJJ
Its: Manager

	Name:	/s/ James E. Toney
	Its:	Vice President

(additional signatures follow)

Seller:	RREEF AMERICA REIT II CORP. CCC,
a Maryland corporation

/s/ James E. Toney
	Name:	James E. Toney
	Its:	Vice President

(additional signatures follow)

Buyer:	AMERICAN REALTY CAPITAL IV, LLC,
a Delaware limited liability company

	By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	President

The undersigned Title Company hereby (a) accepts the foregoing Agreement and agrees to act as the Title Company under this Agreement in strict accordance with its terms, and (b) acknowledges receipt of the Earnest Money and one (1) executed counterpart of this Agreement from Seller and Buyer.

Title Company:	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Linda Tyrrell
	Name:	Liinda Tyrrell
	Title:	AVP/ Senior Escrow Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Real Property Description

Exhibit B	List of Tenant Leases

Exhibit C	Deed

Exhibit D	Bill of Sale

Exhibit E	Assignment of Leases, Service Contracts, Warranties and Other Intangible Property

Exhibit F	Estoppel Certificate

Exhibit G	List of Service Contracts

Exhibit H	Counterparty Identification Form

Exhibit I	Form of Audit Letter

Schedules

Schedule 1	Disclosure Items

Exhibit A

Real Property Description

TRACT 1:

 Situated in the State of Ohio, County of Butler, Township of West Chester, Located in Section 27, Township 3, Range2:

Being Lots Numbered Nine (9), Ten (10) and Eleven (11) of the Streets of West Chester, as the same are numbered and delineated upon the recorded plat, of record in Plat Envelope 3689, Pages A through E, Recorder's Office, Butler County.

PPN: M5620-449-000-009 & 009T; M5620-449-000-010 & 010T; M5620-449-000-011 & 011T

TRACT 2:

Situated in the State of Ohio, County of Butler, Township of West Chester, Located in Section 27, Township 3, Range 2:

Being Lot Numbered Twelve (12) of the Streets of West Chester, as the same are numbered and delineated upon the recorded plat, of record in Plat Envelope 3689, Pages A through E, Recorder's Office, Butler County.

SAVE AND EXCEPT that 0.401 acre portion of Lot 12 set forth in Dedication Plat for a Portion of Village Center Avenue recorded in Official Record 8035, Page 311, of the Butler County Records.

PPN: M5620-449-000-012 & 012T

Exhibit B

List of Tenant Leases

1.	Ambience Salon
a.	Lease dated December 5, 2003
b.	Tenant Notice Letter of CPI Increase dated February 14, 2008
c.	First Amendment dated May 1, 2009
d.	Second Amendment dated June 1, 2011

2.	AMC
a.	Lease dated August 22, 2002
b.	First Amendment dated April 11, 2003
c.	Start Date Agreement dated June 2003
d.	Participation Agreement dated October 26, 2004
e.	Second Amendment dated October 26, 2004
f.	Assignment dated January 9, 2013

3.	Ann Taylor
a.	Lease dated May 1, 2012

4.	Barnes & Noble
a.	Lease dated November 21, 2002
b.	Guaranty dated November 21, 2002
c.	First Amendment dated February 20, 2003
d.	RREEF/Continental Letter Agreement dated September 30, 2006
e.	Agreement Concerning Lease dated March 26, 2007
f.	Exhibit B not dated
g.	Exhibit 8-1 not dated
h.	Exhibit E not dated

5.	Bravo Cucina Italiana
a.	Lease dated November 5, 2002
b.	Renewal Letter dated December 5, 2012

6.	Buckeye Slab
a.	Lease dated May 4, 2009
b.	Commencement Date Agreement dated June 22, 2009
c.	First Amendment dated December 1, 2009
d.	Second Amendment dated November 1, 2010
e.	Third Amendment dated November 1, 2011
f.	Fifth Modification of Lease dated August 16, 2013

7.	Chico's
a.	Lease dated November 20, 2003
b.	First Amendment dated January 21, 2004

c.	Start Date Agreement dated February 16, 2004
d.	Letter Agreement dated November 7, 2008
e.	Second Amendment dated December 5, 2008
f.	Renewal dated December 19, 2008
g.	Third Amendment dated September 27, 2010

8.	J. Jill
a.	Lease dated September 10, 2003
b.	Letter regarding Assignment dated December 15, 2004
c.	Letter regarding Merger dated April 3, 2006
d.	Tenant Notice Letter of CPI Increase dated February 28, 2008
e.	Modification of Lease dated October 21, 2013

9.	Jos. A. Bank
a.	Lease dated August 15, 2003
b.	First Amendment dated August 25, 2008
c.	Modification of Lease dated October 17, 2013

10.	Mitchell's Fish Market
a.	Lease dated December 27, 2002
b.	Consent to Assignment dated February 14, 2008
c.	Continuing Lease Guaranty dated February 19, 2008
d.	Tenant Notice Letter of CPI Increase dated February 28, 2008

11.	P.F. Chang's
a.	Lease dated December 27, 2002
b.	Detail Check Register dated March 21, 2006

12.	Sleep Number by Select Comfort
a.	Lease dated November 16, 2007
b.	Commencement Date Agreement dated May 6, 2008
c.	Renewal dated June 24, 2013

13.	Smari Designs
a.	Lease dated August 6, 2010
b.	Continuing Lease Guaranty dated August 6, 2010

Exhibit C

Deed

General Warranty Deed

[Ohio Rev. Code §5302.05]

That [________________], a [_________ corporation], having an address at [__________________________________] for valuable consideration paid, grant(s), with general warranty covenants, to [________________], a [_________ corporation], having an address at [__________________________________], the following real property:

[Legal description or reference to Exhibit A, and encumbrances, reservations, and exceptions, if any]

Prior instrument reference Volume __________ Page _________

This grant and conveyance is made and accepted subject to matters set forth on Exhibit “B” attached hereto (the “Permitted Exceptions”).

Executed this ___ day of            ,20__.

(Signature of Grantor)

State of                 )

County of               )

Before me, a Notary Public in and for said County and State, personally appeared the above named _____________________who acknowledged that ________ did sign the foregoing instrument and that the same is __________ free act and deed.

In testimony whereof, I have hereunto set my hand and official seal at _____________, this ___ day of __________, 20__.

Notary Public

This instrument prepared by: ____________________________

Exhibit D

Bill of Sale

This Bill of Sale (the “Bill of Sale”) is made and entered into ____________, 2014, by and between ____________________ (“Assignor”), and __________________ (“Assignee”).

In consideration of the sum of Ten Dollars ($10) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee, its successors and assigns, all items of Tangible Personal Property (as defined in the Agreement referred to below), if any, owned by Assignor and situated upon and used exclusively in connection with the Real Property (as defined in the Agreement) and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, including, without limitation, the Tangible Personal Property identified in Exhibit B, if any, attached hereto and made a part hereof for all purposes (the “Personal Property”).

This Bill of Sale is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit C, if any, attached hereto and made a part hereof for all purposes.

Assignee acknowledges and agrees that, except as expressly provided in, and subject to the limitations contained in, that certain agreement of purchase and Sale dated January __, 2014, by and between Assignor and Assignee (the “agreement”), Assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the personal property, (b) the income to be derived from the personal property, (c) the suitability of the personal property for any and all activities and uses which assignee may conduct thereon, (d) the compliance of or by the personal property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the personal property, or (f) any other matter with respect to the personal property. Assignee further acknowledges and agrees that, having been given the opportunity to inspect the personal property, Assignee is relying solely on its own investigation of the personal property and not on any information provided or to be provided by Assignor, except as specifically provided in the Agreement. Assignee further acknowledges and agrees that any information provided or to be provided with respect to the personal property was obtained from a variety of sources and that Assignor has not made any independent investigation or verification of such information. Assignee further acknowledges and agrees that the sale of the personal property as provided for herein is made on an “as is, where is” condition and basis “with all faults,” except as specifically provided in, and subject to the limitations contained in, the Agreement.

The obligations of Assignor are intended to be binding only on the property and assets of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties (as defined in the Agreement) other than Assignor.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Bill of Sale to be executed on the date and year first above written.

Assignor:	,
a

By:
Its:

By:
Its:

Assignee:	,
a

By:
Its:

By:
Its:

Exhibit E

Assignment of Leases, Service Contracts,
Warranties and Other Intangible Property

This Assignment of Leases, Service Contracts, Warranties and Other Intangible Property (this "Assignment") is made and entered into _______________, 2014, by and between _____________________________ ("Assignor"), ____________________________________ _____________________________________________ ("Assignee").

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor's right, title, and interest in and to the following (collectively, the "Assigned Items"): (i) those certain leases and any guaranties thereof and security deposits thereunder (the "Leases") listed on Exhibit A attached hereto and made a part hereof for all purposes except for Seller's right to receive delinquent rent and other delinquent sums owing under such Leases for the period prior to the date hereof in accordance with the Agreement (as defined below), (ii) those certain service contracts, equipment leases, tenant improvement agreements and leasing agreements (the "Service Contracts") listed on Exhibit B, if any, attached hereto and made a part hereof for all purposes, and (iii) all assignable warranties and guaranties relating to the Real Property (as defined in the Agreement), including, without limitation, those certain warranties held by Assignor (the "Warranties") listed on Exhibit C, if any, attached hereto and made a part hereof for all purposes, and (iv) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals, waivers, land use entitlements, and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and Personal Property (as defined in the Agreement), including, without limitation, any right of Assignor to use the name "Streets of West Chester" and any other trade name owned by Assignor now used exclusively in connection with the Real Property and any utility contracts or other agreements or rights relating to the use and operation of the Real Property and Personal Property (but excluding the name "RREEF" and any derivation thereof) (collectively, the "Other Intangible Property").

This Assignment is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit D, if any, attached hereto and made a part hereof for all purposes.

Assignee acknowledges and agrees, by its acceptance hereof, that, except as expressly provided in, and subject to the limitations contained in, that certain Agreement of Purchase and Sale, dated as of January ___, 2014, by and between Assignor and Assignee (the "Agreement"), the assigned items are conveyed "as is, where is" and in their present condition with all faults, and that assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the nature, quality or condition of the assigned items, the income to be derived therefrom, or the enforceability, merchantability or fitness for any particular purpose of the assigned items.

Except as otherwise expressly provided in the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Closing Date (as defined in the Agreement) by (a) the "landlord" or the "lessor" under the terms, covenants and conditions of the Leases, including, without limitation, brokerage commissions and compliance with the terms of the Leases relating to tenant improvements and security deposits, and (b) the owner under the Service Contracts, the Warranties and/or the Other Intangible Property. Except as otherwise expressly provided in the Agreement, Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees and disbursements) resulting by reason of the failure of Assignee to pay, perform or discharge any of the debts, duties or obligations assumed or agreed to be assumed by Assignee hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, from and after the Closing Date. Except as otherwise expressly provided in the Agreement, and subject to the provisions of Sections 3.2 and 9.19 of the Agreement (which provisions are not modified in any way by the following indemnity), Assignor agrees to protect, indemnify, defend and hold Assignee harmless from and against all claims, losses, damages, costs, expenses, obligations and liabilities (including, without limitation, court costs and reasonable attorneys' fees and disbursements) (collectively, "Claims") arising out of or relating to, directly or indirectly, in whole or in part, the Leases or Service Contracts prior to the Closing Date, including, without limitation, defaults under the Leases by Assignor as landlord; provided, however, that the foregoing indemnity shall not apply to any Claims relating in any way to the physical, environmental or other condition of the Property (as defined in the Agreement) or the compliance or non-compliance of the Property with any legal requirements; and provided further that the foregoing indemnity shall apply solely to Claims first raised after the Closing Date and shall survive only for a period of nine (9) months after the Closing Date. Any such Claim which Assignee may have at any time against Assignor, whether known or unknown, which is not specifically asserted by written notice to Assignor within such nine (9) months period shall not be valid or effective, and neither Assignor nor any Seller Related Parties (as defined in the Agreement) shall have any liability with respect thereto.

The obligations of Assignor are intended to be binding only on the property and assets of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties other than Assignor.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

Assignor:	,
a

By:
Its:

By:
Its:

Assignee:	,
a

By:
Its:

By:
Its:

Exhibit F

Tenant Estoppel

The undersigned ("Tenant") hereby certifies to _____________________ ("Seller") and to American Realty Capital IV, LLC, ARC SWWCHOH001, LLC, and its successors and assigns (collectively, "Buyer"), and Buyer's lender [INSERT NAME OF LENDER, IF KNOWN], and its successors and assigns ("Buyer's Lender"), in connection with Buyer's proposed purchase of that certain project commonly known as "The Streets of West Chester" located at _______________________________, _________________ (the "Project") that:

1.      Tenant is the lessee of certain space (the "Premises") in the Project, containing approximately _________ square feet and known as Suite No. ____, under a lease dated __________, ______ (the "Lease") entered into between Tenant and ___________________________, as lessor ("Lessor").

2.      The Lease is presently in full force and effect and Tenant is not in default thereunder.

3.      The Lease, a true, correct and complete copy of which is attached hereto as Exhibit A, constitutes the entire agreement between Lessor and Tenant, and there has been no amendment, written or oral, to the Lease except as included in Exhibit A. Tenant neither expects nor has been promised any inducement, concession or consideration for entering into the Lease, except as stated therein, and there are no side agreements or understandings between Lessor and Tenant.

4.      Tenant has accepted the Premises and is paying rent under the Lease.

5.      The term of the Lease commenced on _______________, ____, and will end on ____________, with ___________ (__) options to extend of successive periods of _______ years each. The monthly rental for lease year _____ - _____ is _____________________________ Dollars ($__________).

6.      Tenant is required to pay its pro rata share of operating expenses/common area maintenance expenses of the Project and its pro rata share of the Project's real property taxes and insurance costs. Tenant's percentage share of operating expenses/common area maintenance expesnes, insurance and real property taxes is _____%, which is currently being paid on an estimated basis in advance at the rate of $__________ per month.

7.     Tenant is obligated to pay percentage rent equal to ____% of annual gross sales in excess of $__________. Percentage rent has been paid through __________, 201[].

8.      As of the date of this certificate, to the knowledge of Tenant, Lessor is not in default under the Lease, nor does any condition exist which with the giving of notice of the passage of time, or both, would constitute a default by Lessor under the Lease. Neither Lessor nor Tenant has commenced any action to terminate the Lease or has given or received any notice of default with respect to the Lease.

9.      The amount of the security deposit paid under the terms of the Lease is ___________________________ Dollars ($__________). No rent under the Lease has been paid more than one month in advance, and no other sums have been deposited with Lessor.

10.    The undersigned has not entered into any sublease, assignment or any other agreement transferring any of its interest in the Lease or the Premises except as follows: _________________________________.

11.    Tenant has unconditionally accepted possession of the Premises and is now occupying the Premises and open for business. Any improvements to be made by Lessor have been completed to the satisfaction of Tenant. Tenant has received payment in full of any tenant improvement allowance or build-out allowance or any other payment to be provided by Lessor under the terms of the Lease. Tenant is not aware of any defect in the Premises.

12.    There is no remaining free rent period or any unexpired concession or abatement of rent. The lease term has commenced and full rental is now accruing thereunder. Lessor is not reimbursing Tenant or paying Tenant's rent obligations under any other lease, and Tenant has not advanced any funds for or on behalf of Lessor for which Tenant has a right of deduction from, or set off against, future rent payments. Tenant has no present right to any credit, offset, deduction or defense against any rents, additional rents or other sums due or to become due under the Lease.

13.    The Lease does not contain and Tenant does not otherwise have any (1) option to purchase the Premises or the Project, (2) right of first refusal with respect to the Premises or the Project, (3) any right to lease additional space in the Project, or (4) right to terminate or cancel the Lease in whole or in part (except as expressly set forth in the Lease).

14.    All exhibits attached hereto are by this reference incorporated fully herein. The terms "this certificate" shall be considered to include all such exhibits. The undersigned makes this statement for the Buyer's, Buyer's Lender's and Seller's benefit and protection with the understanding that Buyer (and any assignee of Buyer's right to purchase the Premises) and Buyer's Lender intend to rely upon this statement in connection with Buyer's or its assignee's intended purchase (and Buyer's Lender's financing of the purchase) of the above described Project from Seller. The undersigned agrees that it will, upon receipt of written notice from Seller, commence to pay all rents to the Buyer (or its assignee) or to any agent acting on behalf of the Buyer or its assignee.

EXECUTED: _______________ , 2014.	TENANT:

By:

Its:

Exhibit G

List of Service Contracts

•	Cincinnati Dayton Fire Protection

•	Contract Sweepers

•	Global Management Solutions

•	IPC International Corp. Security Services

•	The Brickman Group (Snow)

•	The Brickman Group LTD. LLC

•	TP Mechanical Contractors

•	Cardno ATC (Environmental Audit)

•	Systematic Roofing Analysis

Exhibit H

Counterparty Identification Form

Counterparty Identification Form

In order to comply with German Money Laundering Act (Section 3 Part no. 2), which applies on an extraterritorial basis, all Deutsche Bank entities, their subsidiaries and affiliates are required to identify and maintain records of their transactional and/or contractual counterparties and the ownership structure of the funds or assets which are subject to the transaction.

In the Americas, please email your completed form to: DeAMCounterparty.DueDiligenceRequests@db.com

A.	Counterparty Information

Legal Name:	_________________________________________________________________________
Legal Address:	_________________________________________________________________________
_________________________________________________________________________
Identification Type[1]:	_________________________________________________________________________
Identification #:	_________________________________________________________________________

Industry:	☐ Financial Services	☐ Investment Advisory	☐ Real Estate Management

☐ Other:

Please provide documents of identification for the entity listed above when returning this form.

B.	Counterparty Ownership and Control Information

Please respond to the question below regarding the ownership and control structure of the counterparty.

1)	Does any natural person own/control 25% or more of the counterparty?

☐ Yes          ☐ No

If Yes, please provide information below regarding each control person and/or beneficial owner that holds/controls 25% or more if the counterparty:

#	Full Name	Date of Birth[2]	Full Address[3]	Nationality	Ownership %

Please provide documents of identification for the entity listed above when returning this form.

1 Types of identification are: For corporations: Documents issued or certified by a government, a state or a public institution that prove the existence of the corporation and its legal constitution. For natural persons: Government issued ID.

2 This information might be left blank, if data privacy regulations require, however further information to validate the identity of the person might be requested at a later time.

3 Further information on Ultimate Beneficial Ownership information may be requested

C.	Transaction Information

In what capacity does the counterparty act?

☐ Proprietary	☐ Discretionary	☐ Non-Discretionary

If not Proprietary, please identify the entity for which the counterparty acts:

Legal Name:	__________________________________________
Legal Address:	__________________________________________
__________________________________________

Please provide documents of identification for the entity listed above when returning this form.

D.	Transaction Investor and Ownership Information

Please respond to the questions below regarding the ownership structure of the funds or assets which are subject to the transaction.

1)	Does any investor or beneficial owner own/control 25% or more transaction assets?

☐ Yes               ☐ No

If Yes, please provide information below regarding each investor and/or beneficial owner that holds/controls 25% or more if the transactional assets:

#	Full Name	Date of Birth[4]	Full Address[5]	Nationality	Ownership %

Please provide documents of identification for the entity listed above when returning this form.

On behalf of the counterparty, the authorized signatory6 confirms that the above information is complete and accurate.

Subject to any legal restrictions, we further confirm that in the event of an enquiry from law enforcement agencies or regulators, copies of the relevant investor or beneficial owner details will be made available to Deutsche Bank, or the regulatory body making the inquiry.

Signed: ______________________________________________________________________    Date: ___/___/_____

Name: ____________________________________________________________________________________________

Position: __________________________________________________________________________________________

Contact Details: ____________________________________________________________________________________

This section is for DB internal use only.

Add applicable comments or notes:

___________________________________________________________________________________________________

___________________________________________________________________________________________________

DB Employee Name: ________________________________ Phone Number: __________________________________

4 This information might be left blank, if data privacy regulations require, however further information to validate the identity of the person might be requested at a later time.

5 Further information on Ultimate Beneficial Ownership information may be requested

6 Authorized signatory shall be a legal representative, legal counsel, compliance officer or similar function of the counterparty

Exhibit I

Form of Audit Letter

[Date]

[Address of Buyer's Auditor]

We are providing this letter as an informational accommodation in connection with your audit of the statement of revenues and certain expenses (the "Statement") of The Streets of West Chester, West Chester, Ohio (the "Property") for the period from _______________ to _______________.

We confirm, to our actual, current knowledge, without any duty of inquiry or investigation, the following representation made to you during your audit:

1.      The Statement referred to above was prepared in material conformity with sound accounting principles, consistently applied.

2.      We have no actual, current knowledge of any fraud affecting the operations of the Property that had a material effect on the accuracy of the Statement.

SELLER:

_________________________,
a

By:
Name:
Title:

Schedule I

Disclosure Items

None.